EXHIBIT 23.1




                          CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the incorporation by reference of our report dated June 18, 1999 on our audits of the financial statements and supplemental schedules for the Global Marine Savings Incentive Plan (the "Plan"), as of December 31, 1998 and 1997, and for the year ended December 31, 1998, which report is included in this Annual Report on Form 11-K, into the registration statement on Form S-8 of Global Marine Inc. (Registration No. 33-40266) pertaining to 1,000,000 shares of Global Marine Inc. Common Stock, par value $.10 per share, to be offered or sold pursuant to the Plan.




/s/ PricewaterhouseCoopers LLP


Houston, Texas
June 23, 1999